EXHIBIT 99

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports Earnings

LAREDO, Texas—(BUSINESS WIRE)—August 6, 2012—International Bancshares Corporation (NASDAQ: IBOC), one of the largest independent bank holding companies in Texas, today reported net income of $56.2 million for the six months ended June 30, 2012, compared to $66.1 million for the same period of 2011, prior to amounts related to participation in the TARP program, including preferred stock dividends and amounts related to the Warrant.  After the TARP program amounts, net income for the six months ended June 30, 2012 applicable to common shareholders was $49.5 million, or $.74 diluted earnings per common share and $.74 basic earnings per common share, compared to $59.5 million or $.88 diluted earnings per common share and $.88 basic earnings per common share for the same period of 2011, representing a decrease of 15.9 percent in diluted earnings per common share.  Net income for the three months ended June 30, 2012 was $24.6 million, a decrease of 24.5 percent compared to net income of $32.6 million for the same period of 2011, prior to amounts related to participation in the TARP program, including preferred stock dividends and amounts related to the Warrant.  After these amounts, net income for the second quarter of 2012 applicable to common shareholders was $21.2 million, or $.31 diluted earnings per common share and $.32 basic earnings per common share, compared to $29.3 million or $.43 diluted earnings per common share and $.43 basic earnings per common share for the same period in 2011, representing a decrease of 27.9 percent in diluted earnings per common share and a decrease of 27.6 percent in net income.

Net income available to common shareholders for the six months ended June 30, 2012 decreased by 16.8 percent when compared to the same period in 2011.  Net income available to common shareholders for the second quarter of 2012 decreased by 27.6 percent compared to the same period in 2011.  Net income during the first six months of 2011 was positively affected by a lower provision for probable loan losses of approximately $2.2 million, $1.4 million after tax.  Net income for the first six months of 2012 was negatively impacted by narrowing interest margins caused by slow loan demand and declining yields in the bond markets coupled with lower levels of revenues on interchange fee income and overdraft programs due to regulatory changes, as well as the burden of increasing compliance costs arising from the Dodd-Frank Act and heightened regulatory oversight.

“Earnings challenges for the industry, especially community banks, have become a significant factor in operating a community bank in today’s uncertain economic and regulatory environment.  Management has taken and will continue to take aggressive steps to improve revenues and control expenses in this difficult period with the goal of improving performance.  Management continues to have great confidence in the strength of the Company’s balance sheet and especially its strong capital position,” said Dennis E. Nixon, President and CEO.  Nixon further indicated that the economic conditions in the Company’s markets continue to improve and in many cases lead the nation in economic growth.  “These conditions create a favorable environment to grow earnings, even in the face of the regulatory headwinds facing the entire banking industry,” stated Mr. Nixon.

Total assets at June 30, 2012 were $11.6 billion compared to $11.7 billion at December 31, 2011.  Net loans were $4.8 billion at June 30, 2012 compared to $5.0 billion at December 31, 2011. Deposits were $8.2 billion at June 30, 2012 and $7.9 billion at December 31, 2011.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 210 facilities and more than 335 ATMs serving 88 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to future developments or events, expectations, plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties, including those detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml